UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2023
Hamilton Lane Incorporated
(Exact Name of Registrant as specified in its charter)

Delaware	001-38021	26-2482738
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 Washington Street,	Suite 1300
Conshohocken,	PA	19428
(Address of principal executive offices)		(Zip Code)
 (610) 934-2222
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	HLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2023, Hamilton Lane Incorporated (the “Company”) appointed Andrea Anigati Kramer as Chief Operating Officer, effective May 8, 2023.

Ms. Kramer, 55, joined Hamilton Lane Advisors, L.L.C. (“HLA”) in February 2005 and has served as a Managing Director of HLA since 2010. In that role, she is responsible for the oversight and management of client solutions and the global primary fund investment team and also serves as a member of various investment committees of the firm. Since April 19, 2023, she has also served as interim Chief Risk Officer of HLA. From September 2020 through its deregistration in December 2022, Ms. Kramer served as Chief Executive Officer and Director of HLA’s sponsored special purpose acquisition company, Hamilton Lane Alliance Holdings I, Inc. Prior to joining the firm, Ms. Kramer worked as a General Partner at Exelon Capital Partners from 1999 to 2002, where she conducted market analysis, due diligence, technical analysis, business model analysis, negotiations, deal structuring and management of a corporate-sponsored private equity portfolio. Prior to Exelon, Ms. Kramer worked as a Senior Business Development Manager for Philadelphia Gas Works and as a Fund Manager for Murex Corporation. Ms. Kramer earned a B.A. in Economics from Franklin and Marshall College and an M.B.A. in Finance from Temple University.

Ms. Kramer’s compensation entitlements will not change in connection with her appointment. She will continue to earn a base salary and be eligible for a discretionary cash bonus and to participate in the Company’s equity incentive and carried interest plans, as well as other health and welfare benefits made available to employees.

There is no arrangement or understanding between Ms. Kramer and any other persons or entities pursuant to which she has been appointed as Chief Operating Officer, and there is no family relationship between Ms. Kramer and any directors or executive officers of the Company. Ms. Kramer is not currently engaged, and has not during the last fiscal year been engaged, in any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, except for the following:

•As a significant pre-initial public offering (“IPO”) owner of HLA, Ms. Kramer is a party to the Company’s tax receivable agreement, exchange agreement and stockholders agreement with respect to her continuing ownership interest in the Company. These agreements are described in detail in the Company’s 2022 proxy statement, and Ms. Kramer participates on the same terms as other similarly situated members of senior management.

•As previously disclosed, pre-IPO owners of HLA, including certain directors, executive officers and beneficial owners, receive periodic payments under the tax receivable agreement. Since the beginning of the Company’s 2023 fiscal year, Ms. Kramer received a payment under the tax receivable agreement of $127,788.

•Also as previously disclosed, certain of the Company’s employees are permitted to invest their own capital in the Company’s funds alongside its clients. As of the date of her appointment, the aggregate amount that Ms. Kramer is authorized to invest is $550,000.

•As a party to the stockholders agreement, Ms. Kramer has agreed to vote all shares of the Company’s voting stock, including Class A common stock and Class B common stock, in the manner directed by the Company’s controlling stockholder, HLA Investments, LLC (“HLAI”), an entity controlled by our Chairman, Hartley Rogers, on all matters submitted to a vote of the Company’s stockholders. Due to the aggregate voting power of HLAI, it is able to exercise control over all matters requiring stockholders’ approval, including the election of directors and any significant corporate transactions.

Ms. Kramer has previously signed the Company’s form of confidentiality and non-disclosure agreement and is expected to enter into the Company’s standard form of indemnification agreement as well.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMILTON LANE INCORPORATED

Date: May 8, 2023

	By:	/s/ Lydia A. Gavalis
		Name:	Lydia A. Gavalis
		Title:	General Counsel and Secretary